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Exhibit 11                 Statement of Computation of Per Share Earnings

             Set forth below is the basis for the computation of earnings per share for periods shown.

                                                       Years Ended December 31,
                                          ----------------------------------------------
                                              2004             2003            2002
                                          -------------    -------------    ------------
    Earnings (loss) Per Common Share
    Basic                                     $   1.33         $   0.17       $  (0.78)
    Average Shares Outstanding                 822,250          822,250         822,250
    Diluted                                   $   1.33         $   0.17       $  (0.78)
    Average Shares Outstanding                 822,250          822,250         822,250
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